Exhibit 99.1

EVERI ANNOUNCES EXECUTIVE LEADERSHIP CHANGE WITH APPOINTMENT OF MICHAEL D. RUMBOLZ AS INTERIM PRESIDENT AND CHIEF EXECUTIVE OFFICER

Everi Reaffirms Outlook for 2015 Adjusted EBITDA

LAS VEGAS, Feb. 16, 2016 -- The Board of Directors (the “Board”) of Everi Holdings Inc. (NYSE:EVRI) (the “Company”, “Everi”) today announced the appointment of current Director, Michael D. Rumbolz, to the role of Interim President and Chief Executive Officer, (collectively, “CEO”). The Board has formed a search committee to identify a qualified candidate to serve as the Company’s permanent CEO.

The Board voted to remove Ram V. Chary from his positions as the Company’s President, CEO and Board member, effective on February 13, 2016.

“While this was a difficult decision, the Board believes this move is in the Company’s best interest," said E. Miles Kilburn, Chairman of the Board.

The Board will consider internal and external candidates for the role, and expects to hire a CEO who has a strong track record of success.

“Our search committee is working diligently to identify a qualified successor for the role of permanent CEO, and during the interim, I will work directly with our talented executive team to ensure there are no disruptions to our daily business operations,” said Mr. Rumbolz. “I will continue to execute the existing corporate strategy in our Games and Payments businesses for the gaming industry, and given the strength of our offerings and the market opportunities available to us, I feel confident about our long-term potential to drive growth and shareholder value.”

Mr. Rumbolz has been a member of Everi’s Board since August 2010. He most recently served as an independent consultant to Everi and previously was the Chairman and CEO of Cash Systems, Inc., a competitor of Everi that was acquired by the Company in 2008. Mr. Rumbolz is also the former Vice Chairman of the Board of Casino Data Systems, and was previously the President and CEO of Anchor Gaming. Additionally, he has served as the Chairman of the Nevada Gaming Control Board, and is the former Chief Deputy Attorney General of the State of Nevada.

Additionally, Everi reaffirmed its expectation that 2015 Adjusted EBITDA will be within the previously provided range.  Everi expects to report 2015 fourth quarter and full year financial results in March.

About Everi

Everi is dedicated to providing video and mechanical reel gaming content and technology solutions, integrated gaming payments solutions and compliance and efficiency software. Everi Games provides: (a) comprehensive content, electronic gaming units and systems for Native American and commercial casinos, including the award winning TournEvent® slot tournament solution; and (b) the central determinant system for the video lottery terminals installed at racetracks in the State of New York. Everi Payments provides: (a) access to cash at gaming facilities via Automated Teller Machine cash withdrawals, credit card cash access transactions, point of sale debit card transactions, and check verification and warranty services; (b) fully integrated gaming industry kiosks that provide cash access and related services; (c) products and services that improve credit decision making, automate cashier operations and enhance patron marketing activities for gaming establishments; (d) compliance, audit and data solutions; and (e) online payment processing solutions for gaming operators in states that offer intrastate, Internet-based gaming and lottery activities.

Contacts

Everi

Randy Taylor

Chief Financial Officer

702-262-5015

Investors

Jacques Cornet

ICR

Jacques.cornet@icrinc.com

+1 646-277-1285

Media

Phil Denning

ICR

Phil.denning@icrinc.com

+1 646-277-1258

Investor Relations

Richard Land, James Leahy

JCIR

evri@jcir.com

212-835-8500